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                           March 11, 2021

       Sagar Kurada
       Chief Financial Officer
       Eos Energy Enterprises, Inc.
       3920 Park Avenue
       Edison, New Jersey 08820

                                                        Re: Eos Energy
Enterprises, Inc.
                                                            Form S-1 filed
March 8, 2021
                                                            File No. 333-254001

       Dear Mr. Kurada:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Charles
Eastman, Staff Accountant, at (202) 551-3794 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing